Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2026, relating to the financial statements of Neurogene Inc., appearing in the Annual Report on Form 10-K of Neurogene Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Morristown, New Jersey

March 24, 2026